Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Veea, Inc. filed under the Securities Act of 1933, of our report dated April 15, 2025, with respect to our audits of the consolidated financial statements of Veea Inc. and Subsidiaries as of December 31, 2024 and 2023, and for the years then ended. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ PKF O’Connor Davies, LLP

New York, NY

January 29, 2026

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